Zymeworks Provides Corporate Update and
Reports First Quarter 2023 Financial Results

•Confirmed prior guidance on 2023 operating cash burn of between $90 and $120 million and cash runway through at least 2026, and potentially beyond
•Net quarterly loss decreased by 66% to $24.4 million as compared to first quarter in 2022
•Presented 11 posters at the American Association for Cancer Research (AACR) showcasing Zymeworks' focused preclinical antibody-drug conjugate (ADC) and multispecific antibody therapeutics (MSAT) pipeline
•Announced oral presentation of pivotal data from the Phase 2b study of zanidatamab in previously treated HER2-amplified biliary tract cancers (BTC) at the upcoming Annual Meeting of American Society of Clinical Oncology (ASCO)
•Announced poster presentation of results from Phase 1b/2 of zanidatamab in combination with docetaxel in first-line HER2-positive breast cancer by trial sponsor BeiGene at ASCO
•Strengthened Board of Directors with appointment of Derek J. Miller, adding extensive business development and commercial expertise to Zymeworks
•Will host conference call with management today at 4:30 p.m. Eastern Daylight Time (EDT)

Vancouver, British Columbia (May 8, 2023) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing novel multifunctional biotherapeutics, today reported financial results for the first quarter ended March 31, 2023 and provided a summary of recent business highlights.
“In the first quarter, we continued executing against our corporate priorities throughout the company as outlined early in 2023 as we strive to make a meaningful difference for patients through innovation, while delivering impactful results for our stockholders. Looking forward, we will continue to work on development and commercialization of zanidatamab with our collaborators, Jazz Pharmaceuticals and BeiGene, while progressing and prioritizing the development of our early-stage pipeline of ADC and MSAT product candidates under our '5 by 5' strategy, which outlines our goal of having five novel therapeutics in the clinic by 2027,” said Kenneth Galbraith, Chair and CEO of Zymeworks. "In addition, in April we presented eleven abstracts at the AACR meeting, including new preclinical data throughout our early-stage pipeline. At ASCO in June, we look forward to multiple presentations on zanidatamab, including an oral presentation of pivotal data from our Phase 2b study of zanidatamab in previously treated HER2-amplified BTC patients."

Recent Highlights and Current Developments

•Eleven Abstracts Presented at AACR Meeting in April
During the quarter, we presented a substantial number of preclinical and clinical abstracts at the 2023 AACR annual meeting in April in Orlando, Florida. These posters showcased the breadth and potential of our early-stage portfolio of next-generation ADCs and MSATs, as well as providing strong support for the capabilities and expertise of our scientific team and technology platforms to produce differentiated new medicines that can make a meaningful difference in the lives of patients with difficult-to-treat cancers.

•Zanidatamab Clinical Studies to be Presented at ASCO
In partnership with Jazz and BeiGene, multiple abstracts for zanidatamab were accepted for presentation at the ASCO Annual Meeting taking place June 2-6 in Chicago, Illinois. Clinical data from the Phase 2b study of zanidatamab in previously treated HER2-amplified BTC patients was selected by ASCO as an oral presentation and will be the first presentation of the full pivotal trial results. Additionally, we expect to present updated results from a Phase 1b/2 study of zanidatamab in combination with docetaxel as a first-line therapy for patients with advanced HER2-positive breast cancer.

•Zanidatamab Zovodotin (zani zo) Preclinical Data Presented at AACR
In concert with data presented on our preclinical and clinical product candidates, we presented data on our HER2-targeted ADC, zani zo, These data provided the mechanistic rationale for zani zo to be combined with an anti-PD-1 therapy, showing that zani zo induces hallmarks of immunogenic cell death, which when combined with an anti-PD-1 checkpoint inhibitor may show a mechanistic advantage when used as a combination therapy. These data underpin our strategy to target non-small cell lung cancer through a dual blockade of HER2 and PD-1 in our planned Phase 2 studies of zani zo anticipated to begin this year.

Significant and Purposeful Preclinical Presence at AACR
"AACR was a great opportunity to showcase and share recent progress we have made in the development of next generation antibody-based cancer therapeutics with fellow researchers, potential partners and the broader investment community," stated Paul Moore, Ph.D., Chief Scientific Officer at Zymeworks. "Not only did we highlight new data on our named preclinical candidates ZW191, ZW171, ZW220, and ZW251, we were able to present data and share the unique capabilities of our proprietary engineering platforms and integrated trispecific technologies. We aim to maintain this momentum as we focus on bringing these novel medicines to the clinic starting with ZW191 and ZW171, both on track for regulatory filings to commence initial clinical studies in 2024."

Preclinically, at the 2023 edition of the AACR meeting in Orlando, we presented updates on our four named programs, as well as a variety of our other early-stage discovery programs and technology platforms. ZW191, our TOPO1 inhibitor ADC candidate targeting folate receptor alpha (FRα), and ZW171, our 2+1 multispecific candidate targeting mesothelin (MSLN), continue to progress as both programs remain on track for potential IND filings in 2024. We also presented data supporting continued development of our other TOPO1 inhibitor based ADCs, including ZW251, our TOPO1 inhibitor ADC candidate targeting Glypican-3 (GPC3), and ZW220, our TOPO1 inhibitor ADC candidate targeting NaPi2b.

Along with our ADC candidates, we had multiple posters showcasing our next-generation MSAT candidates and technologies, including three separate trispecific T cell engager technology platforms that incorporate either co-stimulation for tumors with anergic and/or low T cell numbers, checkpoint inhibition for tumors with immunosuppressive microenvironments, or a conditional/cleavable mask for tumors targets with normal tissue limitations. Further, we presented an update on our masked cytokine program, leveraging our protein engineering expertise and technologies to potentially enhance the therapeutic window. Following on the strong showing at AACR, we look forward to continued updates across our early-stage research and development programs, which highlight our focused and continued advancement of our pipeline as we continue to progress candidates in alignment with our '5 by 5' strategy.
Financial Results for the Quarter Ended March 31, 2023
Revenue for the three months ended March 31, 2023 was $35.6 million compared to $1.9 million for the same period of 2022. Revenue for 2023 included $34.4 million revenue for development support and drug supply payments from Jazz and $1.2 million for research support and other payments from our other partners. Revenue for the same period in 2022 included $1.9 million in research support and other payments from our other partners.
Research and development expense decreased by $16.6 million in the three months ended March 31, 2023 compared to the same period in 2022. For the three months ended March 31, 2023, research and development expense included non-cash stock-based compensation expense of $0.4 million, comprised of a $0.4 million expense from equity classified awards and a nominal expense related to the non-cash, mark-to-market revaluation of certain historical liability classified awards. Excluding stock-based compensation expense and 2022 restructuring expense, research and development expense decreased on a Non-GAAP basis by $14.7 million in the first quarter of 2023 compared to the same period of 2022. The decrease was related primarily due to lower manufacturing and clinical research organization (CRO) contract expenses partially offset by an increase in clinical investigator costs for zanidatamab and an increase in preclinical expenses compared to the same period in 2022. In addition, salaries and benefits expenses decreased compared to the same period in 2022, due to lower headcount in 2023 and lower non-recurring severance expenses.
General and administrative expense increased by $4.8 million for the three months ended March 31, 2023 compared to the same period in 2022. General and administrative expense in 2023 included a non-cash stock-based compensation expense of $1.7 million comprised of a $2.4 million expense from equity-classified equity awards and a $0.7 million recovery related to the non-cash mark-to-market revaluation of certain historical liability-classified equity awards. Excluding stock-based compensation and 2022 restructuring expense, general and administrative expense increased on a Non-GAAP basis by $2.0 million during three months ended March 31, 2023 compared to same period in 2022. This increase was primarily due to increase in professional fees and consulting expenses in 2023, which was offset by lower salaries and benefits expenses due to lower headcount in 2023 and lower non-recurring severance expenses in 2023.
Net loss for the three months ended March 31, 2023 was $24.4 million compared to $72.6 million for the same period of 2022, representing a 66% decrease in net quarterly loss. The decrease in net quarterly loss was primarily due to revenue from our collaboration agreement with Jazz, and increase in interest income as well as decrease in research and development expense, which was partially offset by higher general and administrative expense and an increase in income tax expense.
"We remain on track to achieve our net operating cash burn guidance for this year and have been mindful of continuing our focused spend across our programs," said Chris Astle, Ph.D., Senior Vice President and Chief Financial Officer of Zymeworks. "Our current forecast of cash runway through at least 2026 continues to be a source of strength and provides the potential to build a diverse and valuable clinical-stage product pipeline with broad opportunities over the long-term."
As of March 31, 2023, Zymeworks had $412.4 million of cash, cash equivalents, and marketable securities, comprised of $181.6 million in cash and cash equivalents and $230.8 million in marketable securities. Based on current operating plans, we expect to have cash resources to fund planned operations through at least the end of 2026, and potentially beyond. For the calendar year 2023, we continue to expect a net operating cash burn of between $90 million and $120 million, including planned capital expenditures of approximately $15 million.
About Zymeworks Inc.
Zymeworks Inc. (Nasdaq: ZYME) is a global biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks' mission is to make a meaningful difference for people impacted by difficult-to-treat cancers and other serious diseases. Zymeworks' complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using Zymeworks' proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. (BeiGene) and Jazz Pharmaceuticals Ireland Limited (Jazz), granting each of BeiGene and Jazz with exclusive rights to develop and commercialize zanidatamab in different territories. Zanidatamab is currently being evaluated in global Phase 1, Phase 2, and Phase 3 clinical trials, including certain ongoing pivotal clinical trials as a treatment for patients with HER2-expressing cancers. Zymeworks' next clinical candidate, zanidatamab zovodotin (ZW49), is a HER2-targeted bispecific antibody-drug conjugate (ADC) developed using Zymeworks' proprietary Azymetric™ and ZymeLink™ Auristatin technologies. Zanidatamab zovodotin is currently being evaluated in a Phase 1 clinical trial for patients with a variety of HER2-expressing, HER2-amplified or HER2-mutant cancers. Zymeworks is also advancing a deep pipeline of product candidates based on its experience and capabilities in both ADC and multispecific antibodies (MSAT). In addition to Zymeworks' wholly owned pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of the license agreement with Jazz, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the anticipated closing of the transactions contemplated by the Transfer Agreement, including the entry into the amended collaboration agreement with Jazz; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; anticipated clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; potential therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ preclinical pipeline; anticipated sufficiency of cash resources and other potential sources of cash to fund Zymeworks’ planned operations through at least 2026, and potentially beyond; the anticipated amount of certain expenses that we will credit to Jazz in connection with the transfer of contracts and responsibilities to Jazz in connection with the Transfer Agreement and amended collaboration agreement; Zymeworks’ anticipated net operating cash burn and planned capital expenditures in 2023; Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of the COVID-19 pandemic on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance, estimated cash runway and anticipated amounts of expenses to be credited to Jazz may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its quarter ended March 31, 2023 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars except share and per share data) (unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue
Research and development collaborations	$35,578	$1,916
Operating expenses:
Research and development	45,912	62,510
General and administrative	16,947	12,092
Total operating expenses	62,859	74,602
Loss from operations	(27,281)	(72,686)
Other income (expense), net	4,318	(13)
Loss before income taxes	(22,963)	(72,699)
Income tax (expense) recovery	(1,390)	74
Net loss	$(24,353)	$(72,625)
Other comprehensive income:
Unrealized gain on available for sale securities, net of tax of $0	720	—
Total other comprehensive income	720	—
Comprehensive loss	$(23,633)	$(72,625)

Net loss per common share:
Basic	$(0.36)	$(1.18)
Diluted	$(0.37)	$(1.19)
Weighted-average common stock outstanding:
Basic	66,739,308	61,367,368
Diluted	66,742,080	61,378,170
ZYMEWORKS INC.
Selected Condensed Consolidated Balance Sheet Data
(Expressed in thousands of U.S. dollars)

	March 31, 2023	December 31, 2022
	(unaudited)
Cash, cash equivalents and marketable securities	$412,379	$492,232
Working capital	359,053	449,081
Total assets	600,743	648,725
Accumulated deficit	(583,116)	(558,763)
Total stockholders’ equity	473,538	492,956

NON-GAAP FINANCIAL MEASURES
In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (“GAAP”) in this press release, Zymeworks is also reporting adjusted expenses and adjusted loss per share, which are non-GAAP financial measures. Adjusted expenses and adjusted loss per share are not defined by GAAP and should not be considered as alternatives to net loss, net loss per share or any other indicator of Zymeworks’ performance required to be reported under GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our adjusted measures as tools for comparison. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, adjusted expenses represent total research and development expenses and general and administrative expenses adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments as well as expenses incurred in relation to the restructuring program implemented in 2022. As defined by Zymeworks, adjusted net loss per share – Basic represents net loss per share – Basic adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program implemented in 2022 on a per share basis, and adjusted net loss per share – Diluted represents net loss per share – Diluted adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program implemented in 2022 on a per share basis.
Adjusted expenses are a non-GAAP measure that Zymeworks believes may be helpful to investors because they provide consistency and comparability with past financial performance.
GAAP to Non-GAAP Reconciliations
(Expressed in thousands of U.S. dollars except per share data)
(unaudited)

	Three Months Ended March 31,
	2023	2022

Research and development expenses	$45,912	$62,510
Stock-based compensation (expense) / recovery for equity classified instruments (*)	(441)	2,747
Stock-based compensation (expense) / recovery for liability classified instruments (*)	(4)	474
Restructuring (expense) / recovery	—	(5,542)
Adjusted research and development expenses (Non-GAAP basis)	$45,467	$60,189

General and administrative expenses	$16,947	$12,092
Stock-based compensation (expense) / recovery for equity classified instruments (*)	(2,386)	2,232
Stock-based compensation (expense) / recovery for liability classified instruments (*)	654	2,876
Restructuring (expense) / recovery	—	(3,935)
Adjusted general and administrative expenses (Non-GAAP basis)	$15,215	$13,265

	Three Months Ended March 31,
	2023	2022

Net loss per common share – Basic	$(0.36)	$(1.18)
Stock-based compensation expense (recovery) per common share	0.03	(0.13)
Restructuring expenses per common share	—	0.15
Adjusted net loss per common share – Basic (Non-GAAP basis)	$(0.33)	$(1.16)

Net loss per common share – Diluted	$(0.37)	$(1.19)
Stock-based compensation expense (recovery) per common share	0.03	(0.13)
Restructuring expenses per common share	—	0.15
Adjusted net loss per common share – Diluted (Non-GAAP basis)	$(0.34)	$(1.17)

(*): Research and development expenses and general and administrative expenses included $nil stock-based compensation expense related to the 2022 restructuring during the three months ended March 31, 2023 ($5,516 recovery for the three months ended March 31, 2022).

Contacts:

Investor Inquiries:
Jack Spinks
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
(604) 678-1388
media@zymeworks.com